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                                MAPLES AND CALDER
                                ATTORNEYS-AT-LAW


                                                          4th February 1994


     Bear Stearns Finance LLC
     Ugland House
     P.O. Box 309
     Grand Canyon
     Cayman Islands
     British West Indies

     The Bear Stearns Companies Inc.
     245 Park Avenue
     New York, New York  10167
     U.S.A.


     Dear Sirs,

     RE:  BEAR STEARNS FINANCE LLC
     -----------------------------
     We have acted as Cayman Islands counsel for The Bear Stearns Companies Inc. ("Bear Stearns") and Bear Stearns Finance LLC ("the Company") in connection with the proposed issue and sale by the Company of up to 20,000,000 Exchangeable Preferred Income Cumulative Shares of par value US$0.01 each ("the Preferred Shares") and the guarantee of certain payment obligations of the Company with respect to such Preferred Shares by Bear Stearns (the "Guarantee").

     We have assisted in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on matters of Cayman Islands law with respect to the said Preferred Shares and the Guarantee.

     Based upon a review of its corporate records in our possession, we are of the opinion that the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands. We are further of the opinion that, when the terms of each series of Preferred Shares are determined by the Company in accordance with its Articles of Association and on receipt of the purchase price and the registration of the holders of the Preferred Shares as such in the Register of Shareholders of the Company, such Preferred Shares will be legally issued, fully paid and non-assessable.


















PO Box 309 Ugland House South Church Street Grand Cayman Cayman Islands British West Indies Telephone: 809-949-8066 Telecopier: 809-949-8080
Telex: CP (0293) 4212






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     MAPLES and CALDER


                                        2

     We confirm our opinion as set forth under the captions "Taxation" in the Prospectus constituting part of the Company's and Bear Stearns' Registration Statement on Form S-3.

     In our opinion:

     (i) the death, bankruptcy, insanity, retirement, resignation, withdrawal, expulsion, termination, cessation or dissolution of any holder of Common Shares will cause the commencement of the voluntary winding up and dissolution of the Company automatically and without the requirement of any other act;

     (ii) the holders of the Common Shares will be personally liable for the debts of or claims against the Company to the extent that the assets of the Company are insufficient to satisfy such debts or claims;

     (iii) the restrictions provided in the Memorandum of Association on the transferability of Common Shares are enforceable;

     (iv) the authority to make management decisions rests with the holders of the Common Shares in their capacity as holders of Common Shares of the Company.

     We hereby consent to the use of our name under the captions "Taxation" and "Validity of Securities" in the Prospectus constituting part of the Registration Statement and to the filing of this consent as an exhibit thereto.

     We further consent to the use of this opinion as an exhibit to applications to the securities commissioners of various states of the United States for registration or qualification of the Preferred Shares.


                                             Yours faithfully,



                                             MAPLES and CALDER